Exhibit 10.15

FINANCE OF AMERICA COMMERCIAL

HOLDINGS LLC

A Delaware Limited Liability Company

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of February 10, 2017

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

i

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FINANCE OF AMERICA COMMERCIAL HOLDINGS LLC

A Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Finance of America Commercial Holdings LLC (the “Company”), dated and effective as of February 10, 2017 (this “Agreement”), is adopted, executed and agreed to, for good and valuable consideration, by and among the Company, Finance of America Holdings LLC, a Delaware limited liability company (“FAH LLC”), and Buy to Rent Holdings L.P., a Delaware limited partnership (“B2R LP”).

WHEREAS, on November 22, 2016, the Company was formed as a limited liability company under the Act under the name of B2R New Holdings LLC by B2R LP, as its sole member, by the filing of the Certificate of Formation of the Company (as amended, the “Certificate”) with the office of the Secretary of State of the State of Delaware;

WHEREAS, B2R LP executed and delivered a Limited Liability Company Agreement of the Company (the “Original Agreement”) on November 22, 2016;

WHEREAS, the name of the Company is being changed from B2R New Holdings LLC to Finance of America Commercial Holdings LLC by the filing of the Certificate of Amendment with the office of the Secretary of State of the State of Delaware on the date hereof;

WHEREAS, pursuant to this Agreement and that certain Contribution Agreement, dated January 31, 2017, by and among FAH LLC and B2R LP (the “Contribution Agreement”), FAH LLC has contributed cash or cash equivalents and certain intangible property to the Company;

WHEREAS, pursuant to this Agreement and the Contribution Agreement, B2R LP has contributed to the Company all of the outstanding equity interests in its Subsidiaries (other than the Company), including Buy to Rent Finance Manager LLC, a Delaware limited liability company and the successor by conversion to Buy to Rent Finance Manager L.P., and shall exchange its current membership interest in the Company for all of the Class B Units (as defined herein) to be issued to B2R LP in connection with the execution of this Agreement; and

WHEREAS, the undersigned desire to amend and restate the Original Agreement in its entirety by execution of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Unless the context otherwise requires, the following terms have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, Title 6, §§ 18-101, et seq., as it may be amended from time to time.

“Additional Capital Contributions” has the meaning set forth in Section 4.7(a).

“Adjusted Capital Account Deficit” means, with respect to each Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal period, after giving effect to the following adjustments: (a) crediting to such Capital Account any amounts that such Member is obligated to restore or deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debiting to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Tangible Net Worth” means the sum of (a) the Tangible Net Worth plus (b) the cumulative Annual Intercompany Receivable Earnings recognized by the Company on, or after, the Effective Date.

“Affiliate” when used with reference to another Person means any Person (other than the Company), directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such other Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Annual Intercompany Receivable Earnings” means the product of (a) Intercompany Receivable amount outstanding from the Effective Date through the earlier of a repayment or a Change of Control (as defined in Section 6.3) multiplied by (b) the Intercompany Earnings Factor, on the basis of a 360-day year for the actual number of days elapsed in the period during which the Intercompany Receivable amount is outstanding.

“Assignee” means any transferee to which a Member or another Assignee has transferred its interest in the Company in accordance with Article VI.

“Auditors” has the meaning set forth in Section 7.3.

“B2R LP” has the meaning set forth in the recitals hereto.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of his assets; (b) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay such Person’s debts as they become due; (c) the failure of such Person to pay such Person’s debts as such debts become due; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against such Person in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (f) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive calendar days.

“Bipartisan Budget Act” means Subchapter C of Chapter 63 of the Code (Sections 6221 through 6241 of the Code), as enacted by the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, as amended from time to time, and the Treasury Regulations thereunder (whether proposed, temporary or final), including any subsequent amendments, successor provisions or other guidance thereunder, and any equivalent provisions for state or local tax purposes.

“Blackstone” means The Blackstone Group L.P., a Delaware limited partnership.

“Blackstone Group” has the meaning set forth in Section 9.13.

“Business” means the business of originating, acquiring, holding, servicing and selling or disposing residential or commercial loans to investors and prospective investors of Covered Properties in the United States who currently or prospectively intend to (i) rent or lease Covered Properties to third parties or (ii) are acquiring financing in connection with construction, renovation and/or acquisition of Covered Properties, with an investment objective to sell or resell such Covered Properties within 24 months of investment.

“Business Day” means each day which is not a Legal Holiday.

“Capital Account” has the meaning set forth in Section 4.3.

“Capital Call Amount” has the meaning set forth in Section 4.7(a).

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than money) contributed from time to time to the Company by such Member.

“Capital Expenditure” means an expenditure by the Company to either improve the useful life of an existing physical asset or to acquire a new physical asset such as property, buildings, equipment or computer hardware or software and that would be considered a capital asset under GAAP.

“Certificate” has the meaning set forth in the recitals hereto.

“Change of Control” has the meaning set forth in Section 6.3.

“Class A Member” or “Class A Members” means any Member or Members holding Class A Units, as designated in Schedule I attached hereto.

“Class A Units” means the Class A Units of the Company.

“Class B Member” or “Class B Members” means any Member or Members holding Class B Units, as designated in Schedule I attached hereto.

“Class B Units” means the Class B-1 Units and the Class B-2 Units of the Company.

“Class B-1 Units” means the Class B-1 Units of the Company.

“Class B-2 Units” means the Class B-2 Units of the Company.

“Class C Member” or “Class C Members” means any Member or Members holding Class C Units, as designated in Schedule I attached hereto.

“Class C Units” means the Class C Units of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Company” has the meaning set forth in the preamble hereto.

“Company Indemnified Person” has the meaning set forth in Section 3.8(c).

“Company Indemnitee” has the meaning set forth in Section 3.8(e).

“Confidential Information” has the meaning set forth in Section 9.5.

“Contribution Agreement” has the meaning set forth in the recitals.

“Control” when used with reference to any Person means the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral); and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Covered Property” means residential real property that falls into any of the following categories: single family houses (including single family houses in planned unit developments and individual single family townhouses), individual apartments in low-rise or high-rise condominium buildings and buildings that comprise between one and four residential units.

“Depreciation” means, for each fiscal period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such fiscal period, except that if the Gross Asset Value of such asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of such asset at the beginning of such fiscal period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Company.

“Distributable Assets” means, with respect to any fiscal period, all cash and (if distribution thereof is determined to be necessary by the Company) other assets of the Company from any and all sources, which the Managing Member determines in its good faith discretion is available for distribution to the Members; provided that prior to distributing assets in kind (other than cash or cash equivalents), the Managing Member will obtain the approval of the Class B Members. Distributable Assets shall not include, without duplication, any amounts determined by the Managing Member in its good faith discretion to be necessary, desirable or appropriate for (i) the payment of the Company’s or any of its subsidiary’s current liabilities and other current obligations (including operating and organizational expenses), (ii) the establishment of reasonable reserves for indemnities and other liabilities and obligations of the Company or of its subsidiaries, and (iii) the maintenance of adequate working capital for the continued conduct of the Company’s business and for the ownership and operation of subsidiaries.

“EBITDA” means, with respect to any fiscal period, the Net Income for such period, (a) plus without duplication and to the extent deducted in calculating Net Income for such period, the sum of (i) interest expense (net of interest income) excluding interest expense and income derived from mortgage loans, (ii) federal, state and foreign income-based taxes recorded on the income statement, (iii) depreciation and amortization expenses and (iv) any non-recurring expenses reducing Net Income for such period, and (b) minus any non-recurring items increasing Net Income, in each case of clause (a) and (b), for such period and in accordance with GAAP consistently applied.

“Effective Date” means the effective date of this Agreement stated in the preamble hereto.

“FAH Acquisition Percentage” has the meaning set forth in Section 6.3(c).

“FAH LLC” has the meaning set forth in the preamble hereto.

“FAH Earnings Multiple” has the meaning set forth in Section 6.3(c).

“FAH Purchase Price Proceeds” has the meaning set forth in Section 6.3(c).

“Fair Market Value” means (unless otherwise specified) the fair market value based upon an arm’s-length sale between a willing buyer and a willing seller as reasonably determined in good faith by the Company.

“Fiscal Year of the Company” means (a) the period commencing on February 10, 2017 and ending on December 31, 2017, (b) any subsequent 12-month period commencing on January 1 and ending on December 31 and (c) the period commencing on the immediately preceding January 1 and ending on the date on which all property of the Company is distributed to the Members pursuant to Article V hereof.

“GAAP” means United States generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement to which such term refers.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Fair Market Value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective Fair Market Values (subject to Regulations Section 1.704-1(b)(2)(iv)(h)(2)), unreduced by any liabilities secured by such assets, as of the following times: (i) the acquisition of interests in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member, acting in its capacity as a Member, or by a new member acting in a Member capacity or in anticipation of becoming a Member; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, that an adjustment described in clauses (i), (ii) and (iii) of this paragraph shall be made only if the Company reasonably determines that such an adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any asset distributed to any Member shall be adjusted to equal the Fair Market Value of such asset on the date of its distribution, unreduced by any liability secured by such asset; and

(d) the Gross Asset Value of all Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), paragraph (d) of the definition of “Net Profits” and “Net Losses” or Section 4.4(c)(vii); provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Hurdle Amount” means an amount equal to, as of the date of determination, $202,000,000; provided that such amount shall be reduced by (a) any amount previously distributed to the Class B Members pursuant to Section 4.5, (b) any reductions of the Hurdle Amount pursuant to Section 9.8 of the of the Contribution Agreement and (c) any proceeds paid to the Class B Members in accordance with a Change of Control transaction under Section 6.3.

“Incenter” has the meaning set forth in Section 6.3(d)(i).

“Indemnified Party” has the meaning set forth in Section 3.8(d).

“Indemnifying Party” has the meaning set forth in Section 3.8(d).

“Indemnitors” has the meaning set forth in Section 3.8(e).

“Intercompany Earnings Adjustment” means an amount equal to the product of (a) the Maximum Intercompany Receivable multiplied by (b) the Intercompany Earnings Factor.

“Intercompany Earnings Factor” means an amount equal to twenty percent (20%).

“Intercompany Receivable” means any amount owed to the Company by UFGH LLC or any of its Subsidiaries, which amount may have arisen from sales, services or other transactions, including cash advances, in each case, as determined in accordance with GAAP.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, rule or regulation of any governmental entity.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Licenses and Permits” means, collectively, all licenses, registrations, permits, orders, franchises, variances, exemptions, waivers, exceptions, consents, clearances, filings, approvals and certificates of occupancy now or hereafter issued, approved, required or granted by any governmental entity in connection with the operations of the Company, together with all renewals and modifications thereof.

“Losses” means any loss, liability, claim, charge, action, suit, Proceeding, assessed interest, penalty, damage, tax, expense and causes of action of any nature whatsoever.

“Managing Member” has the meaning set forth in Section 3.2(a).

“Maximum Intercompany Receivable” means an amount equal to the highest Intercompany Receivable reflected on the books and records of the Company on, or after, the Effective Date.

“Member” means FAH LLC, B2R LP and each other Person who is hereby or hereafter admitted as a Member in accordance with the terms of this Agreement and the Act.

The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” has the meaning set forth in Section 4.1(a).

“Minimum Gain” means “partnership minimum gain,” as set forth and defined in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Net Income” shall mean, for any relevant period, the consolidated net income (or loss), determined on a consolidated basis in accordance with GAAP consistently applied.

“Net Profits” or “Net Losses” means for each Fiscal Year of the Company or other period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from United States federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” and “Net Losses,” shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraphs (b) and (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal period, computed in accordance with the definition of Depreciation;

(f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 732(d), Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), as the case may be, to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 4.4(c) or (d) shall not be taken into account in computing Net Profits or Net Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.4(c) and (d) hereof shall be determined by applying rules analogous to those set forth in paragraphs (a) through (f) above.

“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Non-Licensed Jurisdictions” has the meaning set forth in Section 8.1.

“Officer” means each Person designated as an officer of the Company pursuant to Section 3.5, subject to such Section 3.5 and any resolution of the Company appointing such Person as an officer or relating to such appointment.

“Original Agreement” has the meaning set forth in the recitals hereto.

“Other Business” has the meaning set forth in Section 3.2(b).

“Partnership Representative” has the meaning set forth in Section 7.4(a).

“PCAOB” has the meaning set forth in Section 7.3(e).

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Preemptive Pro Rata Share” means, as it relates to any Member as determined in connection with the delivery of any Preemptive Rights Notice with respect to an issuance of Proposed Interests, the percentage obtained by dividing the number of Units held by such Member by the aggregate number of Units outstanding and held by all Members as of such date of determination.

“Preemptive Purchase Amount” has the meaning set forth in Section 4.7(b).

“Preemptive Rights” has the meaning set forth in Section 4.7(b).

“Preemptive Rights Notice” has the meaning set forth in Section 4.7(b).

“Proceeding” has the meaning set forth in Section 3.8(a).

“Proposed Interests” has the meaning set forth in Section 4.7(b).

“Regulations” means the federal income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 4.4(d).

“Sarbanes-Oxley” has the meaning set forth in Section 7.3(e).

“Securities” means any debt or equity securities of any issuer, including, without limitation, common and preferred stock and interests in limited liability companies (including warrants, rights, put and call options and other options relating thereto or any combination thereof of any class), notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, other property or interests commonly regarded as securities, interests in real property, whether improved or unimproved, short-term investments commonly regarded as money market investments, bank deposits and interests in personal property of all kinds, whether tangible or intangible.

“Securities Act” means the United States Securities Act of 1933, as amended and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Sharing Ratio” means, with respect to any Unit, the ratio of one divided by the total number of Units of the Company that are outstanding at such time. A Member’s Sharing Ratio shall be the sum of the Sharing Ratios of each Unit held by such Member; provided, however, that each Member’s Sharing Ratio must be calculated separately for each class of Units held by such Member.

“Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company or other entity of which such Person or any other Subsidiary of such Person, directly or indirectly, (a) is a general or managing partner or managing member or (b) owns Securities or other ownership interests that have by their terms ordinary voting power to elect a majority of the board of directors (or other Persons performing similar functions).

“Substitute Member” means any Assignee that has been admitted to the Company as a Member pursuant to Section 6.1 by virtue of such Assignee’s receiving all or a portion of a Membership Interest from a Member or its Assignee and not from the Company.

“Tangible Net Worth” shall mean with respect to any Person, (A) the total assets of such Person, minus (B) goodwill, minus (C) intangible assets and minus (D) total liabilities, in each case, as determined in accordance with GAAP, as consistently applied by such Person using the same accounting methods, policies, practices, principles with consistent classifications, judgments, valuations, estimation methodologies as were used in the preparation of such Person’s annual financial statements.

“Tax Matters Member” has the meaning set forth in Section 7.4(a).

“Third Party Claim” has the meaning set forth in Section 3.8(d).

“Transfer” means, any voluntary or involuntary, direct or indirect, sale, assignment, donation, pledge, hypothecation, purchase of any right or option with respect to, encumbrance or grant of a security interest in, assignment or grant of a participation or beneficial interest in, or in any manner, transfer of any Units, in whole or in part, or any right or interest therein, or entry into of any transaction which results in the economic equivalent of a transfer to any Person, and the term “Transferred” has a meaning correlative to the foregoing.

“UFGH Acquisition Percentage” has the meaning set forth in Section 6.3(d).

“UFGH LLC” has the meaning set forth in Section 6.3.

“UFGH Earnings Multiple” has the meaning set forth in Section 6.3(d).

“UFGH Purchase Price Proceeds” has the meaning set forth in Section 6.3(d).

“Unit” or “Units” means an ownership interest in the Company, including any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All the terms herein that relate to accounting matters shall be interpreted in accordance with generally accepted accounting principles from time to time in effect. All references to “Sections” and “Articles” shall refer to Sections and Articles of this Agreement unless otherwise specified. The words “hereof” and “herein” and similar terms shall relate to this Agreement.

ARTICLE II

GENERAL PROVISIONS

Section 2.1. Formation. The Company has been organized as a Delaware limited liability company by the execution and filing of the Certificate under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Members (in their capacities as such) shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member (in its capacity as such) are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2. Name. The name of the Company is Finance of America Commercial Holdings LLC and all Company business shall be conducted in that name or in such other names that comply with applicable Law as the Company may select from time to time.

Section 2.3. Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of the State of Delaware and shall continue in existence indefinitely unless dissolved in accordance with the terms of this Agreement or the Act.

Section 2.4. Purpose; Powers; Approvals and Authorizations.

(a) The nature of the business or purposes to be conducted or promoted by the Company are to engage in such lawful activities as limited liability companies may engage in under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by Law to a limited liability company organized under the laws of the State of Delaware.

(b) Subject to the provisions of this Agreement, (i) the Managing Member may enter into and perform any and all documents, agreements and instruments, on behalf of the Company without any further act, vote or approval of any other Member, and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

Section 2.5. Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify and/or license, as applicable, the Company as a foreign limited liability company in that jurisdiction. At the request of the Managing Member or any Officer, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, license, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.6. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by Law. The principal office of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Managing Member may designate from time to time.

Section 2.7. No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer, for any purpose other than federal and, if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. No election shall be made by the Company as an association taxable as a corporation for U.S. federal income tax purposes without the consent of the Members.

Section 2.8. Duties of Members. Except as expressly provided in this Agreement, to the fullest extent permitted by the Act, the Members (including FAH LLC in its capacity as the Managing Member) shall have no duties or liabilities, including fiduciary duties, to the Company or to any Member, and the provisions of this Agreement, to the extent that they limit or eliminate the duties and liabilities, including fiduciary duties, of the Members otherwise existing at law or in equity, are hereby agreed by the Company and the Members pursuant to Section 18-1101(c) of the Act to so limit or eliminate such duties and liabilities.

Section 2.9. Members. Each Member of the Company shall have the rights set forth herein. The number of Units held by each Member is set forth in the books and records of the Company and on Schedule I hereto.

ARTICLE III

MANAGEMENT

Section 3.1. The Managing Member; Delegation of Authority and Duties.

(a) Members and the Managing Member. The Managing Member shall manage and control the business and affairs of the Company, and shall possess all rights and powers as provided in the Act and otherwise by Law. Except as otherwise expressly provided for in this Agreement, including Section 3.1(b), the Members hereby consent to the exercise by the Managing Member of all such powers and rights conferred on them by the Act with respect to the management and control of the Company. Except for the Managing Member, no Member, in his or its capacity as a Member, shall have any power to act for, sign for or do any act that would bind the Company. The Managing Member shall manage the Company in a manner consistent with the manner in which the

Managing Member manages its wholly-owned Subsidiaries. The Managing Member shall devote such time and effort to the affairs of the Company as it may deem appropriate for the oversight of the management and affairs of the Company. Each Member acknowledges and agrees that no Member shall, in his or its capacity as a Member, be bound to devote any of such Member’s business time to the affairs of the Company, and that each Member and such Member’s Affiliates do and will continue to engage for such Member’s own account and for the account of others in other business ventures.

(b) B2R LP Approval Rights. Notwithstanding the other provisions set forth in this Agreement, neither the Managing Member nor any Person that has been delegated any rights or powers by the Managing Member pursuant to Section 3.1(c) may take, nor shall the Company permit or authorize any direct or indirect Subsidiary of the Company to take any of the following actions without the approval of B2R LP, which approval must be received within thirty (30) days from the time requested by the Managing Member or B2R LP shall be deemed to have voted against such action:

(i) amend the organizational documents of the Company that would adversely impact the economic or governance rights of the holders of the Class B Units;

(ii) issue any new class of membership interests, except for a conversion of Class A Units or Class B Units into Class C Units in connection with a Change of Control transaction governed by Section 6.3, or any additional Class A Units or Class B Units or any other equity interests, options to purchase equity interests or securities convertible into equity interests of the Company or any of its Subsidiaries;

(iii) redeem or repurchase any Class A Units;

(iv) enter into any transaction (including a merger or other business combination) in which more than 20 percent of the equity interests in the Company would be sold, assigned, transferred or otherwise disposed of to a third party or in which the Company would sell, assign, transfer or otherwise dispose of a material portion of its assets, except for the sale of loans in the ordinary course of business; provided, however, that any such transaction (1) that would be governed by clauses (i) or (ii) of Section 6.3 shall only require the approval of the Managing Member so long as the aggregate net cash proceeds to be distributed to the Members following consummation of such transaction would exceed the then-current balance of the Hurdle Amount or (2) that would be governed by clauses (iii) or (iv) of Section 6.3, that would be governed by Section 6.4, that involves the sale of more than 50 percent of the assets of FAH LLC or that involves the sale of more than 50 percent of the assets of UFGH LLC, shall only require the approval of the Managing Member so long as the aggregate valuation of the Company (based on the percentage of equity or assets sold and the aggregate consideration received in such transaction) would exceed the then-current balance of the Hurdle Amount;

(v) effect an initial public offering by the Company or any of its Subsidiaries of any of their respective equity securities;

(vi) make, or commit to make, any Capital Expenditures in excess of $1,000,000, individually, or $5,000,000, in the aggregate, during any Fiscal Year of the Company;

(vii) cause, or attempt to cause, the voluntary liquidation, dissolution or winding up of, or consent with respect to a Bankruptcy or insolvency of, the Company; or

(viii) enter into any agreement or commitment to effectuate any of the foregoing.

For the avoidance of doubt, with respect to clause (iv) of this Section 3.1(b), (A) a full sale of the equity or assets of the Company in connection with the full sale of the equity or assets of FAH LLC or UFGH LLC or their respective subsidiaries shall be covered by clause (1) of Section 3.1(b)(iv) and no approval from B2R LP or any Class B Member shall be required unless the aggregate net cash proceeds to be distributed to the Members following consummation of such transaction would be less than the then-current balance of the Hurdle Amount and (B) a partial sale of the equity or assets of the Company in connection with the partial sale of the equity or assets of FAH LLC or UFGH LLC or their respective subsidiaries shall be covered by clause (2) of Section 3.1(b)(iv) and no approval from B2R LP or any Class B Member shall be required unless the aggregate valuation of the Company (based on the percentage of equity or assets sold and the aggregate consideration received in such transaction) would be less than the then-current balance of the Hurdle Amount; provided, however, if B2R LP’s approval is required and B2R LP does not approve such transaction, then such transaction shall be deemed to not be a Change of Control for purposes of clauses (ii), (iii) and (iv) of Section 6.3.

(c) Delegation by the Managing Member. The Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including Officers), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including, without limitation, any Member or Officer) to enter into and perform under any document on behalf of the Company.

Section 3.2. Appointment and Duties of the Managing Member.

(a) Managing Member. There shall be one managing member of the Company (the “Managing Member”). The initial Managing Member shall be FAH LLC. The Managing Member may be removed at any time by the unanimous vote of the Class A Members. The Managing Member shall remain in office until its dissolution, withdrawal or removal. In the event of dissolution, withdrawal or removal of the Managing Member, the Class A Members, by a majority vote, shall fill the vacancy created.

(b) Duties. Except as expressly set forth otherwise in this Agreement, Managing Member shall be personally liable to the Company and the Members for any loss incurred by such Person for acts or omissions in the management of the Company only in the case of gross negligence, willful misconduct or bad faith by the Managing Member; but the Managing Member shall not be personally liable to the Company or any Member for any other acts or omissions, including the negligence, strict liability or other fault or responsibility (other than gross negligence, willful misconduct or bad faith) by the Managing Member. The Managing Member may consult with counsel and accountants in respect of Company affairs and, provided the Managing Member acts in good faith reliance upon the advice or opinion of such counsel or accountants, the Managing Member shall not be liable for any loss suffered by the Members or the Company in reliance thereon. Any amendment or modification of the provisions of this Section 3.2(b) shall not adversely affect any rights or protections of the Managing Member at the time of such amendment or modification. Except as may be expressly restricted in this Agreement and in an agreement separate from this Agreement, the Members and their respective Affiliates shall have the right: (a) to directly or indirectly engage in any business (including, but not limited to, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its Subsidiaries (an “Other Business”)) and receive compensation or derive profit therefrom; provided, however, that any transactions between the Company and any Affiliates of the Members shall be conducted on commercially reasonable, arms-length terms and conditions; and, provided, further, that Intercompany Receivables shall not be canceled, offset or otherwise reduced except to the extent that such Intercompany Receivables are actually paid to the Company; (b) to directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries; (c) to develop a strategic relationship with an Other Business; and (d) not to present potential transactions, matters or business opportunities relating to an Other Business to the Company or any of its Subsidiaries or any other Member, and to pursue, directly or indirectly, any such opportunity for themselves (and their agents, partners or Affiliates), and to direct any such opportunity to another Person (it being understood that the Company will not acquire or be entitled to any interest or participation in any Other Business except as expressly provided in any agreement between the Company and the Members or any of their Affiliates).

Section 3.3. [Reserved].

Section 3.4. Action by Written Consent. Any action permitted or required by the Act, the Certificate or this Agreement to be taken by the Managing Member may be taken by a consent in writing, setting forth the action to be taken, and signed by the Managing Member. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Section 3.5. Officers.

(a) Designation and Appointment. The Company may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Managing Member), including employees, agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company, with titles including but not limited to “chief executive officer,” “chairman,” “president,” “vice president,” “treasurer,” “secretary,” “general manager,” “director” and “chief financial officer,” as and to the extent authorized by the Managing Member. Any number of offices may be held by the same Person. In its discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Managing Member may, from time to time, delegate to them. The Managing Member may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member.

(b) Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause at any time by the Managing Member. Designation of an Officer shall not of itself create any contractual or employment rights.

(c) Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

Section 3.6. Management Matters.

(a) All property owned by the Company shall be registered in the Company’s name, in the name of a nominee or in “street name” as the Company may from time to time determine. Any corporation, brokerage firm or transfer agent called upon to transfer any Securities to or from the name of the Company shall be entitled to rely on instructions or assignments signed or purported to be signed by the Managing Member without inquiry as to the authority of the Person signing or purporting to sign such instructions or assignments or as to the validity of any transfer to or from the name of the Company. At the time of any such transfer, any such corporation, brokerage firm or transfer agent shall be entitled to assume that (i) the Company is then in existence and (ii) that this Agreement is in full force and effect and has not been amended, in each case unless such corporation, brokerage firm or transfer agent shall have received written notice to the contrary.

(b) The Managing Member may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed, qualified or licensed, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective capital contributions.

(c) The Managing Member shall use its reasonable best efforts to assure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act of 1940, as amended.

Section 3.7. Liability to Members.

(a) Except as otherwise required by applicable Law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any Losses of the Company. Each Member shall be liable only to make such Member’s Capital Contribution to the Company and for the other payments and obligations of Members expressly provided for herein.

(b) In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article IV hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the Managing Member, in its capacity as the Managing Member, or the other Members.

(c) Notwithstanding anything to the contrary contained herein, in no event shall the liability of each Member, in its capacity as such, exceed (i) the amount of its Capital Contribution, if any, (ii) its share of any assets and undistributed profits of the Company and (iii) the amount of any distributions wrongfully distributed to it to the extent required by the Act.

Section 3.8. Indemnification.

(a) Subject to the limitations and conditions as provided in this Section 3.8, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a Person of which he is the legal representative, is or was a Member or Officer, shall be indemnified by the Company to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation, and indemnification under this Section 3.8 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 3.8 shall be deemed contract rights, and no amendment, modification or repeal of this Section 3.8 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 3.8 could involve indemnification for negligence or under theories of strict liability.

(b) Expenses. Any indemnification under this Section 3.8, as well as the advance payment of expenses permitted below shall be made by the Company to the fullest extent permitted under the Act.

(c) Advance Payment of Expenses. The expenses of any person indemnified by the Company under this Section 3.8 (the “Company Indemnified Person”) incurred in defending a civil or criminal action, suit or Proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or Proceeding, upon receipt of an undertaking by or on behalf of such Company Indemnified Person (in form and substance, from an Indemnitor, reasonably satisfactory to the Company), to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Company Indemnified Person is not entitled to be indemnified by the Company. The provisions of this Section 3.8 do not affect and shall not be deemed exclusive of any other rights, including without limitation, any rights to indemnification or advancement of expenses to which any such Company Indemnified Person may be entitled under any contract, or otherwise by Law.

(d) Indemnification Procedure for Third Party and Other Claims. A party against whom indemnification is sought under this Agreement (the “Indemnifying Party”) shall have the right, but not the obligation, exercisable by written notice to the Person seeking such indemnification hereunder (the “Indemnified Party”) within thirty (30) days after receipt of written notice from the Indemnified Party of the commencement of or assertion of any claim action, suit or Proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim that (x) involves (and continues to involve) solely money damages or (y) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the third party and the claims for equitable relief are incidental to the claims for money damages. The Indemnified Party shall have the right to assume the defense and control the settlement of any Third Party Claim (i) not described in clauses (x) or (y) of the preceding sentence or (ii) described in clauses (x) or (y) of the preceding sentence whose defense and control of settlement has not been assumed by the Indemnifying Party. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement. The Indemnifying Party, if it has not assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld). The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement which (A) commits the Indemnified Party to take, or to forbear to take, any action or (B) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or non-monetary relief against the Indemnified Party, and shall have the right to settle any Third Party claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 3.8 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(e) Priority on Indemnification. The Company hereby acknowledges that, in addition to the rights provided to members and officers pursuant to this Section 3.8 (as beneficiaries of such rights each is herein referred to as a “Company Indemnitee”), the Company Indemnitees may have certain rights to indemnification and/or advancement of expenses provided by, and/or insurance obtained by or on behalf of such members and officers, and/or certain of their respective Affiliates, whether now or in the future (collectively, the “Indemnitors”). Notwithstanding anything to the contrary herein, the Company hereby agrees that, with respect to its indemnification and advancement obligations to the Company Indemnitees hereunder, the Company (i) is the indemnitor of first resort (i.e., its obligations to indemnify the Company Indemnitees are primary and any obligation of the Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Company Indemnitees is secondary and excess), (ii) shall be required to advance the full amount of expenses incurred by each Company Indemnitee and shall be liable for the full amount of all expenses (including attorneys’ fees), damages, judgments, penalties, fines and amounts paid in settlement by each Company Indemnitee or on his or her behalf to the extent legally permitted and as required hereunder, without regard to any rights such Company Indemnitees may have against the Indemnitors or their insurers, and (iii)

irrevocably waives, relinquishes and releases the Indemnitors and such insurers from any and all claims against the Indemnitors or such insurers for contribution, by way of subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees if an Indemnitor or its insurer should advance any expenses or make any payment to a Company Indemnitee for matters subject to advancement or indemnification by the Company pursuant to this Agreement or otherwise, the Company shall promptly reimburse such Indemnitor or insurer and that such Indemnitor or insurer shall be subrogated to all of the claims or rights of such Company Indemnitee under this Agreement or otherwise including to the payment in an action to collect. The Company agrees that any Indemnitor or its insurer not a party hereto shall be an express third party beneficiary hereof, able to enforce the terms hereof.

Section 3.9. Investment Representations of Members. Each Member hereby represents and warrants to and acknowledges with the Company that: (i) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (ii) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (iii) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (iv) the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; (v) the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any Law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound; and (vi) this Agreement is valid, binding and enforceable against such Member in accordance with its terms.

ARTICLE IV

COMPANY INTERESTS; CAPITAL CONTRIBUTIONS; ALLOCATIONS;

DISTRIBUTIONS

Section 4.1. Company Interests.

(a) Membership Interests. A Member’s “Membership Interest” shall mean the entire ownership interest of such Member in the Company, including any and all rights, powers and benefits accorded to a Member under this Agreement and the duties and obligations of such Member hereunder. A Member’s Membership Interest shall be represented by the number of Units, whether Class A Units, Class B Units or Class C Units, that are issued to such Member.

(b) Classifications. The Members are divided into classifications based upon the class of Units held by such Member. The Members shall have identical rights, privileges and obligations subject to the distribution preferences provided in Section 4.5 and subject to the voting rights in Article III. The number of Units held by each Member shall be as set forth on Schedule I hereto as it may be updated from time to time in accordance with the provisions of this Agreement.

(c) Additional Issuances. Additional Units may be authorized from time to time subject to Sections 3.1(b), 4.7(b) and the other provisions provided herein.

(d) Member Rights and Obligations. All Members (i) shall share in each item of Net Profit and Net Loss and other items of income, gain, loss and deduction as provided in this Article IV; (ii) shall be entitled to distributions, if any, out of funds legally available therefor, as provided in Section 4.5; (iii) shall have no conversion or exchange rights; (iv) shall, subject to Section 3.1, be entitled to one vote per Unit on matters submitted to a vote or for consent of the Members; (v) shall, in no event, be entitled, in its capacity as a Member, to demand any property from the Company other than its share of any distribution declared by the Company pursuant to Section 4.5; and (vi) without the prior written consent of the Company, shall not be entitled to withdraw all or any part of its Capital Contributions except as expressly provided herein. No interest or accrual shall be payable by the Company on the Capital Contributions of any Member except as expressly provided herein.

Section 4.2. Capital Contributions. Each Member of the Company has made capital contributions to the Company in the amounts set forth in the books and records of the Company, and each Member has the Capital Account (as defined below) balance on the date hereof set forth on Schedule I hereto.

Section 4.3. Capital Accounts.

(a) Capital Accounts. A capital account (“Capital Account”) shall be maintained for each Member in accordance with the capital account maintenance rules set forth in Regulations Section 1.704-1(b)(2)(iv). Without limiting the generality of the foregoing, a Member’s Capital Account shall be increased by (i) the amount of money contributed by the Member to the Company, (ii) the initial Gross Asset Value of property contributed by the Member to the Company (net of liabilities that the Company is considered to assume or take subject to pursuant to Code Section 752), and (iii) allocations to the Member of Net Profits and other items of income and gain, including income and gain exempt from tax. A Member’s Capital Account shall be decreased by (w) the amount of money distributed to the Member hereunder, (x) the Gross Asset Value of any property so distributed to the Member (net of any liabilities that such Member is considered to assume or take subject to pursuant to Code Section 752), after adjusting each Member’s Capital Account by such Member’s share of the unrealized income, gain, loss and deduction inherent in such property and not previously reflected in such Capital Account, as if the property had been sold for its then Fair Market Value on the date of distribution and (y) the Member’s share of Net Losses and other items of loss and deduction in accordance with Section 4.4. Upon the Transfer of all or part of a Member’s Units, the Capital Account of the transferor that is attributable to the transferred Units shall carry over to the transferee Member in accordance with the provisions of Regulations Section 1.704-(b)(2)(iv)(l).

(b) Compliance with Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Tax Matters Member shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Tax Matters Member may make such modification; provided, however, that it shall not have an adverse effect on any Member relative to the other Members.

(c) Negative Capital Account. No Member shall be required to make up an Adjusted Capital Account Deficit or to pay to any Member the amount of any such deficit in any such account.

Section 4.4. Allocations of Net Profit and Net Loss.

(a) Timing and Amount of Allocations of Net Profit and Net Loss. Net Profit and Net Loss of the Company shall be determined and allocated at the end of and with respect to each Fiscal Year of the Company or other fiscal period as circumstances require or allow.

(b) General Allocations. After giving effect to the allocations set forth in Sections 4.4(c)(i) – 4.4(c)(vii) and 4.4(d) and subject to Section 4.4(e), Net Profits and Net Losses (and individual items of income and gain, including items of gross income and gain) shall be allocated among the Members in accordance with their respective Sharing Ratios; provided, however, that such amounts initially allocable to the Class A Members and Class B Members shall be aggregated and re-allocated in such a manner so that the Capital Account of each Class A Member and Class B Member equals (as of the end of such period and to the fullest extent possible) the amount that would be distributed to such Member in accordance with Section 4.5 if all assets of the Company, including cash, were sold for cash equal to their respective book values and all liabilities were then due and satisfied in accordance with their terms.

(c) Adjustments and Special Allocations. Any allocation pursuant to Section 4.4(b) hereof will, however, be subject to any adjustment required to comply with Regulations Sections 1.704-1 and 1.704-2, including the following adjustments and special allocations, which shall be made in the following order of priority and prior to any allocation under Section 4.4(b) hereof:

(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 4.4, if there is a net decrease in Minimum Gain during any fiscal period, each Member shall be specially allocated items of income and gain of the Company for such fiscal period (and, if necessary, for subsequent fiscal periods) in an amount equal to such Member’s share of the net decrease in Minimum Gain with respect to the Company, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.4(c)(i) is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 4.4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such fiscal period (and, if necessary, subsequent fiscal periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.7042(j)(2). This Section 4.4(c)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided, that an allocation pursuant to this Section 4.4(c)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.4 have been tentatively made as if this Section 4.4(c)(iii) were not in this Agreement. This Section 4.4(c)(iii) is intended to comply with the qualified income offset requirement in Regulations Section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted consistently therewith.

(iv) Gross Income Allocation. If any Member has an Adjusted Capital Account Deficit in its Capital Account at the end of any fiscal period or portion thereof, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 4.4(c)(iv) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.4 (other than Section 4.4(c)(iii) hereof) have been made as if Section 4.4(c)(iii) hereof and this Section 4.4(c)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal period shall be specially allocated under Regulations Section 1.704-2(e) among the Members as follows: (i) 95% to the Class A Members, with each Class A Member receiving a pro rata portion of such deductions in accordance with the percentage of Class A Units owned by such Class A Member, and (ii) 5% to the Class B Members, with each Class B Member receiving a pro rata portion of such deductions in accordance with the percentage of Class B Units owned by such Class B Member.

(vi) Member Nonrecourse Deductions. In accordance with the principles set forth in Regulations Section 1.704-2(i), any Member Nonrecourse Deductions for any fiscal period shall be specially allocated to the Members in accordance with the ratios in which they potentially bear the economic risk of loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with the Regulations Section 1.704-2(i).

(vii) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 732(d), Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), as the case may be, to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the assets) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

(d) Curative Allocations. The allocations set forth in Section 4.4(c)(i) – 4.4(c)(vii) hereof (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the parties to this Agreement that, to the extent possible, all Regulatory Allocations may be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 4.4(d). Notwithstanding any other provision of this Section 4.4 (other than the Regulatory Allocations) to the contrary, the Tax Matters Member may in its sole discretion make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had the Regulatory Allocations not been part of this Agreement and all Company items were allocated pursuant to Section 4.4(b) hereof.

(e) Other Allocation Rules.

(i) For purposes of determining the Net Profits, Net Losses or other items allocable to any fiscal period, Net Profits, Net Losses and such other items shall be determined on a daily, monthly or other basis as determined by the Tax Matters Member in its reasonable discretion using any permissible method under Code Section 706 and the Regulations thereunder.

(ii) The Members are aware of the United States federal income tax consequences of the allocations made by this Section 4.4 and hereby agree to be bound by the provisions of this Section 4.4 in reporting their shares of income and loss for income tax purposes.

(iii) For purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Member’s interest in the Net Profits of the Company shall be in proportion to its allocations of Net Profits and Net Losses pursuant to the provisions of this Section 4.4.

(iv) All items of income, gain, loss, deduction of the Company and any other allocations not otherwise provided herein for shall be among the Members in the same proportion as the Net Profits or Net Losses, as the case may be, for the fiscal period.

(f) Tax Allocations: Code Section 704(c).

(i) In accordance with Code Section 704(c) and the Regulations thereunder, items of income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for income tax purposes, be allocated among the Members to which the property relates so as to take account of any variation between the adjusted tax basis of such property at the time of contribution for federal income tax purposes and its initial Gross Asset Value at the time of contribution using a permissible allocation method described in Regulations Section 1.704-3 as agreed by the Members.

(ii) In the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of items of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted tax basis of such asset for federal income tax purposes and its adjusted Gross Asset Value using a permissible allocation method described in Regulations Section 1.704-3.

(iii) Any elections or other decisions relating to allocations for tax purposes, basis adjustments or other tax matters shall be made by the Company in its reasonable discretion. Allocations pursuant to this Section 4.4(f) are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account, share of Net Profits or Net Losses, or other items or distributions pursuant to any provision of this Agreement.

(g) Amounts Withheld. All amounts withheld or paid pursuant to the Code or any provisions of state, local or foreign tax Law with respect to any payment or distribution to any Member shall, unless withheld from amounts otherwise payable, be treated as a loan to such Member. The Company is authorized to withhold or pay, when required under applicable Law, from payments or distributions and to pay over to any federal, state, local or foreign government any amounts required to be so withheld or paid pursuant to the Code or any provisions of any federal, state, local or foreign Law. All amounts treated as a loan pursuant to this Section 4.4(g) shall bear interest at the Short-Term Applicable Federal Rate and, to the extent not otherwise repaid, shall be repaid by reducing distributions that would otherwise be made under Section 4.5.

Section 4.5. Distributions. At such times as determined by the Company, Distributable Assets shall be distributed to the Members, pro rata, in accordance with their Sharing Ratios; provided, however that any Distributable Assets allocable to distributions to the Class A Members and the Class B Members shall be aggregated and then distributed among the Class A Members and Class B Members in the following order and priority:

(a) First, to the Class B Members until the Class B Members have collectively received cumulative distributions in an amount equal to the Hurdle Amount, with each Class B Member receiving a pro rata portion of such distributions in accordance with the percentage of Class B Units owned by such Class B Member; provided, however, that the Company may make disproportionate distributions under this Section 4.5(a) among the holders of Class B-1 Units and Class B-2 Units in order to comply with Section 4.5(d); and

(b) Second, the next $150,000,000 in distributions above the Hurdle Amount shall be distributed (i) 95% to the Class A Members, with each Class A Member receiving a pro rata portion of such distributions in accordance with the percentage of Class A Units owned by such Class A Member, and (ii) 5% to the Class B Members, with each Class B Member receiving a pro rata portion of such distributions in accordance with the percentage of Class B Units owned by such Class B Member; provided, however, that the Company may make disproportionate distributions of the amounts distributable to the Class B Members under this Section 4.5(b) among the holders of Class B-1 Units and Class B-2 Units in order to comply with Section 4.5(d), and

(c) Thereafter, (i) 75% to Class A Members, with each Class A Member receiving a pro rata portion of such distributions in accordance with the percentage of Class A Units owned by such Class A Member, and (ii) 25% to the Class B Members, with each Class B Member receiving a pro rata portion of such distributions in accordance with the percentage of Class B Units owned by such Class B Member; provided, however, that the Company may make disproportionate distributions of the amounts distributable to the Class B Members under this Section 4.5(c) among the holders of Class B-1 Units and Class B-2 Units in order to comply with Section 4.5(d).

(d) To the extent Distributable Assets are available, the Company, within 75 days of the end of each Fiscal Year of the Company, shall make minimum distributions to the Members holding Class B-2 Units in an amount equal to the Company’s Net Profits for such Fiscal Year of the Company allocable to the Class B-2 Units. Any distributions made under this Section 4.5(d) shall be treated as distributions made with respect to the Class B-2 Units pursuant to Section 4.5(a). Nothing in this Section 4.5(d) shall be construed to entitle any Member holding Class B-2 Units to cumulative distributions in excess of the cumulative distributions such Member would otherwise be entitled to receive under Sections 4.5(a).

(e) To the extent that any foreign limited partner of B2R LP, otherwise subject to tax in the United Kingdom with respect to income from B2R LP, claims a tax credit against United Kingdom taxes for taxes paid to the United States on taxable income generated by the Company and said tax credit claim is finally determined not to be available, then the Company shall make an additional distribution, with respect to the Class B-2 Units only, in an amount equal to the credit claimed and denied; provided, that such amount shall in no event exceed $1,000,000. Distributions to a Member holding Class B-2 Units pursuant to this Section 4.5(e) in excess of the remaining balance, if any, of the Deductible (as such term is defined in the Contribution Agreement) at the time of said distribution shall reduce the Hurdle Amount.

Section 4.6. Security Interest and Right of Set-Off. As security for any withholding tax or other liability or obligation to which the Company may be subject as a result of any act or status of any Member, or to which the Company may become subject with respect to the interest of any Member, the Company shall have (and each Member hereby grants to the Company) a security interest in all Distributable Assets distributable to such Member to the extent of the amount of such withholding tax or other liability or obligation. The Company shall have a right of set-off against such distributions of Distributable Assets in the amount of such withholding tax or other liability or obligation.

Section 4.7. Additional Capital Contributions; Preemptive Rights.

(a) No Member shall be required to make any additional Capital Contributions. To the extent approved by the Company, from time to time, additional Capital Contributions (“Additional Capital Contributions”) may be called for from the Members by the Company if the Company determines that such Additional Capital Contributions are necessary for the conduct of the Company’s business (any such Additional Capital Contributions called for from the Members by the Company, being hereinafter referred to as a “Capital Call Amount”). In such event, the Members shall have the Preemptive Rights to purchase the Proposed Interests issued in connection with any Capital Call Amount as described in Section 4.7(b).

(b) In the event that the Company determines that Additional Capital Contributions are necessary for the conduct of the Company’s business as contemplated by Section 4.7(a), each Member shall have the preemptive rights (“Preemptive Rights”) described in this Section 4.7(b) in connection with the related issuance of additional Units or Securities with respect to Additional Capital Contributions or new issuances of Units by the Company or any of its Subsidiaries (the “Proposed Interests”). Prior to completing any issuance of Proposed Interests, the Company shall, and shall cause its Subsidiaries to, first offer (the “Preemptive Rights Notice”) to sell to each Member its Preemptive Pro Rata Share of such Proposed Interests. Each Member, upon receipt of a Preemptive Rights Notice, shall have a reasonable amount of time (but in no event fewer than 10

Business Days), as determined by the Company in light of the circumstances, to indicate in writing whether it accepts the offer to participate in such issuance, setting forth the number of Proposed Interests it wishes to purchase (up to its Preemptive Pro Rata Share of such Proposed Interests, such portion that such Member wishes to purchase, the “Preemptive Purchase Amount”). The Proposed Interests specified in the Preemptive Rights Notice that are not purchased by any such Member pursuant to the terms of this Section 4.7(b) may be issued and sold by the Company or its Subsidiaries to the offerees thereof (at a purchase price and on terms no less favorable to the Company or its Subsidiaries than the terms set forth in the Preemptive Rights Notice) within 90 days of the date of the Preemptive Rights Notice. The Preemptive Rights set forth in this Section 4.7(b) may not be Transferred.

(c) Notwithstanding anything to the contrary herein, except upon the written approval of the Company, no Member shall have the right to make Additional Capital Contributions to the Company or purchase additional Units or Securities pursuant to Section 4.7(b) and the Company shall not be required to deliver a Preemptive Rights Notice in connection with (i) issuances to management, employees, officers or directors of the Company or any of its Subsidiaries pursuant to management incentive programs approved by the Company, (ii) issuances, deliveries or sales of Securities by the Company or any of its Subsidiaries to a third party as consideration in connection with (but not in connection with raising capital to fund) the acquisition, strategic business combination or investment by the Company (whether directly or through one of its Subsidiaries) approved by the Company in any party which is not, prior to such transaction, an Affiliate of the Company or any Member (whether by merger, consolidation, stock swap, sale of assets or Securities, or otherwise), (iii) issuances, deliveries or sales of Securities by the Company in an initial public offering or (iv) issuances of Securities upon the conversion or exchange of Securities in accordance with their terms that were previously authorized and approved in accordance with this Agreement.

(d) The provisions of this Section 4.7 are intended solely to benefit the Members and, to the fullest extent permitted by applicable Law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional Capital Contributions or to cause the Company to consent to the making of additional Capital Contributions.

(e) Notwithstanding anything to the contrary contained herein, the Preemptive Rights set forth in Section 4.7(b) shall cease to apply from and after an initial public offering.

Section 4.8. Non Certification of Units; Legend; Units Are Securities. (a) Units shall be issued in non-certificated form; provided that the Company may determine, in its discretion, to issue certificates to a Member representing the Units held by such Member. If any Unit certificate is issued, then such certificate shall bear a legend substantially in the following form;

THIS CERTIFICATE EVIDENCES A UNIT REPRESENTING AN INTEREST IN FINANCE OF AMERICA COMMERCIAL HOLDINGS LLC AND SHALL BE A SECURITY WITHIN THE MEANING OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE INTEREST IN FINANCE OF AMERICA COMMERCIAL HOLDINGS LLC REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FINANCE OF AMERICA COMMERCIAL HOLDINGS LLC, DATED AS OF FEBRUARY 10, 2017, BY AND AMONG FINANCE OF AMERICA COMMERCIAL HOLDINGS LLC AND EACH OF THE MEMBERS FROM TIME TO TIME PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. ANY PURPORTED TRANSFER OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT IS NOT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT SHALL BE VOID AB INITIO.

(b) The Company hereby irrevocably elects that all Units shall be “securities” governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or analogous provisions in the Uniform Commercial Code in effect in any other jurisdiction. This Section 4.8(b) shall not be amended without the prior written consent of all of the Members, and any purported amendment to this Section 4.8(b) in violation of the foregoing shall be null and void.

Section 4.9. Cancellation of Membership Interests. Any Units that are (a) exchanged for assets distributed or otherwise transferred by the Company or (b) relinquished to, or repurchased by, the Company, shall, in each case, by operation of this Agreement and without any further action on the part of the Member or the Managing Member, be cancelled. Schedule I and the books and records of the Company shall be amended accordingly.

ARTICLE V

WITHDRAWAL; DISSOLUTION

Section 5.1. Member Withdrawal. Withdrawal by a Member shall constitute a breach of this Agreement. Notwithstanding anything to the contrary contained in the Act, in no event shall a Member be deemed to have withdrawn from the Company or cease to be a Member upon the occurrence of any of the events specified in this Agreement, or any events similar thereto, unless the Member, after the occurrence of any such event, indicates in a written instrument that the Member has so withdrawn. Withdrawal of a Member pursuant to this Agreement, subject to the previous sentence, shall not dissolve the Company if at the time of such event of withdrawal there is at least one or more remaining Members of the Company, each of which elects in writing within 90 days after the occurrence of such event to continue the business of the Company.

Section 5.2. Dissolution.

(a) Subject to Section 3.1(b) hereof, the Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(i) a written consent of the Company to dissolve and subsequently terminate the Company; and

(ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Except as provided in this Agreement, the death, retirement, resignation, expulsion, incapacity, Bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

(b) When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member or, in the event of the unavailability of the Managing Member, such Member or other liquidating trustee as shall be named by the Managing Member.

(c) Within 120 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:

(i) First, all debts and obligations of the Company, if any, shall be paid, discharged or provided for by adequate reserves; and

(ii) Thereafter, the balance shall be distributed to the Members in accordance with Section 4.5.

(d) Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made and take such other actions as may be necessary to terminate the Company.

ARTICLE VI

TRANSFERS

Section 6.1. Admission of Substitute or New Members.

(a) The Company must admit as a Substitute Member any Person who acquires Units from a Member in accordance with this Article VI and such Substitute Member shall succeed to the Units acquired from such Member, except as provided in Section 6.5. If such Substitute Member succeeds to Class A Units, Class B Units, Class C Units or any combination of them, then such Substitute Member shall be admitted as a Class A Member, a Class B Member, a Class C Member or each, as the case may be.

Concurrently with the admission of a Substitute Member, the Company shall (i) forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Substitute Member in place of the transferring Member, all at the expense, including payment of any professional and filing fees incurred, of the Substitute Member, and (ii) take care to duly amend and update Schedule I hereto and the books and records of the Company.

(b) No Member shall Transfer or agree to Transfer any Units without the consent of the Managing Member, provided, however, that, upon written notice to FAH LLC, B2R LP may assign all of its rights and obligations hereunder to any Subsidiary of B2R LP that is capable of performing B2R LP’s obligations hereunder; provided, that, following such assignment, B2R LP retains the exclusive right to control the exercise by such Subsidiary of any rights relating to the Class B Units of the Company that are held by such Subsidiary, including the right to vote such Class B Units. Any attempt to Transfer any Units which is not in accordance with this Agreement shall be null and void and the Company agrees that it will not cause, permit or give any effect to any Transfer of any Units to be made on its books and records unless such Transfer is permitted by this Agreement and has been made in accordance with the terms hereof.

(c) Each Member agrees that it will not effect any Transfer of Units unless such Transfer is permitted pursuant to this Article VI and is made in accordance with all applicable Law (including, without limitation, securities laws).

(d) Subject to the provisions in Sections 3.1(b) and 4.7(b), the Company may issue additional Units and thereby admit a new Member or new Members, as the case may be, to the Company at such prices and on such terms as the Company deems advisable without obtaining the approval of any Member beyond any approval that may be required by Section 3.1(b) or Section 4.7(b). Any new Member shall be admitted only if such new Member (i) has delivered to the Company the required Capital Contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto and (iii) has delivered such additional documentation as the Company shall reasonably require to so admit such new Member to the Company. A new Member acquiring Class A Unit, Class B Units, Class C Units or any combination of them shall be admitted as a Class A Member, a Class B Member, Class C Member or each, as the case may be. Upon the admission of any new Member to the Company pursuant to this Section 6.1(d), the Company shall issue the applicable number of additional Units based on the Fair Market Value of the Company immediately prior to such Capital Contribution, with rights, preferences and privileges determined by the Company. If an issuance is made pursuant to this Section 6.1(d), this Agreement, Schedule I and the books and records of the Company shall be amended accordingly.

(e) The admission of any Person as a new Member or Substitute Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (i) execution and delivery of a counterpart signature page to this Agreement countersigned by the Company, (ii) execution and delivery of an assignment agreement countersigned by the Company or (iii) any other writing evidencing the intent of such Person to become a new Member or Substitute

Member and such writing is accepted by the Company. A Person who is so admitted as a new Member or Substitute Member shall thereby become a Member. A Member shall not cease to be a Member upon the collateral assignment of, or the pledging or granting of a security interest in, its entire interest in the Company. No Person may become a new Member or Substitute Member except as provided by this Section 6.1.

Section 6.2. Compliance with Law. Notwithstanding any provision hereof to the contrary, no sale or other disposition of an interest in the Company may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.

Section 6.3. Change of Control. Except as provided in Section 3.1(b), a “Change of Control” shall be deemed to occur as of the date on which (i) the Company sells all (or substantially all) of its assets, (ii) FAH LLC sells more than 50 percent of its interests in the equity of the Company to any person other than an affiliate of FAH LLC or B2R LP, (iii) more than 50 percent (measured cumulatively from the date hereof) of the equity interests of FAH LLC are sold to any person other than an affiliate of FAH LLC or B2R LP, or (iv) more than 50 percent of the equity interests of UFG Holdings LLC (“UFGH LLC”) are sold to any person other than an affiliate of FAH LLC or B2R LP, in each case, whether by means of merger, consolidation, or other form of reorganization. In the event of a Change of Control described in clauses (i), (ii), (iii) or (iv) of this paragraph, the Class B Members shall receive promptly (in no event later than two Business Days after the closing of such transaction) proceeds of such Change of Control, in the amounts described in Section 6.3(a), Section 6.3(b), Section 6.3(c) or Section 6.3(d) below, as applicable. In the event that at the time of a Change of Control FAH LLC has any additional direct or indirect owners other than those existing as of the date hereof, a sale of equity in such additional owners shall be treated in a manner consistent with the treatment of UFGH LLC for purposes of this Section 6.3. For the avoidance of doubt, the subsequent sale of equity interests of FAH LLC or UFGH LLC by any third party that was not affiliated with FAH LLC or B2R LP at the time such third party purchased the equity interests shall not be deemed to be a Change of Control for purposes of this Section 6.3.

(a) Sale of Assets. In the event of a Change of Control described in clause (i) of Section 6.3 above, distributions by the Company of any sale proceeds shall be allocated pursuant to Section 4.5.

(b) Sale by FAH LLC. In the event of a Change of Control described in clause (ii) of Section 6.3 above, the Class B Members shall sell to FAH LLC, and FAH LLC shall be obligated to purchase from the Class B Members (and FAH LLC shall deliver to the third party purchaser), a percentage of each of the Class B Member’s interest in the Company equal to the overall percentage of the Company acquired by the third party purchaser, which shall be the same percentage of FAH LLC’s interest sold to the third party purchaser. The purchase price for the Class B Members’ interests under this Section 6.3(b) shall be equal to the amount the Class B Members would receive if:

(i) Instead of purchasing equity in the Company, the third party purchaser purchased all of the underlying assets of the Company for an amount equal to the purchase price paid for all of the Company’s equity acquired in the Change of Control (for purposes of Section 6.3(b) only, the “Company Purchase Price Proceeds”); and

(ii) The Company Purchase Price Proceeds were distributed to the Members pursuant to Section 4.5.

(c) Sale of FAH LLC. In the event of a Change of Control described in clause (iii) of Section 6.3 above, the Class B Members shall sell to FAH LLC, and FAH LLC shall be obligated to purchase from the Class B Members, a percentage of each of the Class B Member’s interest in the Company equal to the overall percentage of FAH LLC acquired by the third party purchaser (the “FAH Acquisition Percentage”). The purchase price for the Class B Members’ interests under this Section 6.3(c) shall be equal to the amount the Class B Members would receive if:

(i) Instead of purchasing the equity in FAH LLC, the third party purchaser purchased a portion of the underlying assets of the Company equal to the FAH Acquisition Percentage for an amount equal to the product of (1) the FAH Acquisition Percentage multiplied by (2) the greater of (I) the sum of (A) Adjusted Tangible Net Worth of the Company and (B) the product of (x) the Company’s EBITDA over the trailing twelve-month period, multiplied by (y) the FAH Earnings Multiple and (II) the sum of (A) the Tangible Net Worth of the Company and (B) the product of (x) the sum of (i) the Company’s EBITDA over the trailing twelve-month period plus (ii) the Intercompany Earnings Adjustment, multiplied by (y) the FAH Earnings Multiple (for purposes of Section 6.3(c) only, the “FAH Purchase Price Proceeds”). For purposes of this Section 6.3(c), the “FAH Earnings Multiple” shall be an amount equal to the quotient of (i) the aggregate amount paid by the third party purchaser for the equity interest in FAH LLC less the product of (x) the Tangible Net Worth of FAH LLC (inclusive of the Company’s Tangible Net Worth, to the extent not otherwise consolidated) and (y) the FAH Acquisition Percentage, divided by (ii) the product of (x) FAH LLC’s EBITDA over the trailing twelve-month period (including the Company’s EBITDA over the trailing twelve-month period to the extent not otherwise consolidated) and (y) the FAH Acquisition Percentage; and

(ii) The FAH Purchase Price Proceeds were distributed to the Members pursuant to Section 4.5.

(d) Sale of UFGH LLC. In the event of a Change of Control described in clause (iv) of Section 6.3 above, the Class B Members shall sell to FAH LLC, and FAH LLC shall be obligated to purchase from the Class B Members, a percentage of each of the Class B Member’s interest in the Company equal to the overall percentage of UFGH LLC acquired by the third party purchaser (the “UFGH Acquisition Percentage”). The purchase price for the Class B Members’ interest under this Section 6.3(d) shall be equal to the amount the Class B Members would receive if:

(i) Instead of purchasing equity in UFGH LLC, the third party purchaser purchased a portion of the underlying assets of the Company equal to the UFGH Acquisition Percentage for an amount equal to the product of (1) the UFGH Acquisition Percentage multiplied by (2) the greater of (I) the sum of (A) Adjusted Tangible Net Worth of the Company and (B) the product of (x) the Company’s EBITDA over the trailing twelve-month period, multiplied by (y) the UFGH Earnings Multiple and (II) the sum of (A) the Tangible Net Worth of the Company and (B) the product of (x) the sum of (i) the Company’s EBITDA over the trailing twelve-month period plus (ii) the Intercompany Earnings Adjustment, multiplied by (y) the UFGH Earnings Multiple (for purposes of Section 6.3(d) only, the “UFGH Purchase Price Proceeds”). For purposes of this Section 6.3(d), the “UFGH Earnings Multiple” shall be an amount equal to the quotient of (i) the aggregate amount paid by the third party purchaser for the equity interest in UFGH LLC less the product of (x) Tangible Net Worth of UFGH LLC (inclusive of FAH LLC’s and the Company’s Tangible Net Worth, to the extent not otherwise consolidated) and (y) the UFGH Acquisition Percentage, divided by (ii) the product of (x) UFGH LLC’s EBITDA over the trailing twelve-month period (including FAH LLC’s and the Company’s EBITDA over the trailing twelve-month period to the extent not otherwise consolidated) multiplied by (y) the UFGH Acquisition Percentage; provided, however, that (a) any calculation of UFGH LLC’s EBITDA and Tangible Net Worth shall exclude (without duplication) any EBITDA and Tangible Net Worth derived from Incenter LLC (“Incenter”) and any other direct or indirect subsidiary of UFGH LLC other than FAH LLC and its subsidiaries and (b) the calculation of the amount paid by any third party purchaser for the equity interest in UFGH LLC shall be reduced by an amount equal to the product of (I) the Determined Value (as defined below) of Incenter and any other direct or indirect subsidiary of UFGH LLC other than FAH LLC and its subsidiaries multiplied by (II) the UFGH Acquisition Percentage; and

(ii) The UFGH Purchase Price Proceeds were distributed to the Members pursuant to Section 4.5.

(iii) For purposes of this Section 6.3(d), the term “Determined Value” shall mean, for any entity, the fair market value of such entity as of the date of the Change of Control as determined by agreement of FAH LLC and B2R LP; provided, however, that if the parties are unable to agree upon the fair market value of Incenter or any other such sister entities within thirty (30) days after notice by FAH LLC to B2R LP of the need to agree upon the Determined Value, the parties shall jointly engage a nationally recognized appraiser having experience valuing businesses similar to Incenter (or such entities) and each submit a proposed calculation of fair market value to such appraiser for its review and such appraiser shall select the proposal that most accurately reflects the fair market value of Incenter and/or any other sister entities as of the date of the Change of Control. The cost of such appraiser shall be borne entirely by the party whose proposal was not selected by the appraiser.

(e) Subsequent Changes of Control. In the event that a Change of Control under clause (i) of the first paragraph of this Section 6.3 does not involve the sale of all of the assets of the Company, (x) in the case of subsequent dispositions of assets (other than in the ordinary course of business) with proceeds in excess of $5 million, proceeds will be distributed as promptly as practicable in accordance with the terms of this Section 6.3 and, (y) in case of subsequent dispositions of assets (other than in the ordinary course of business) with proceeds of less than or equal to $5 million, proceeds will be distributed at such time as the Company determines to make distributions to Members in accordance with the timing and priorities set forth in Section 4.5 In the event that a Change of Control under clauses (ii), (iii) or (iv) of the first paragraph of this Section 6.3 does not involve the sale of all of the equity interests of the Company, FAH LLC or UFGH LLC, as applicable, distributions of any sale proceeds for any subsequent Change of Control under clauses (ii), (iii) or (iv) of the first paragraph of this Section 6.3 shall be allocated in accordance with this Section 6.3 as if it was the occurrence of the first such Change of Control.

Section 6.4. Optional Purchase Provisions. Notwithstanding anything herein to the contrary, upon 10 days’ notice from FAH LLC to B2R LP of an anticipated initial public offering (having net proceeds of at least $50,000,000) or partial sale of FAH LLC, or any of its direct or indirect parents, FAH LLC or its direct or indirect parent or Subsidiary may purchase from the Class B Members all of its interests in the Company in exchange for an unsecured promissory note in the form attached hereto as Exhibit A; provided, however, that, in the event of an anticipated partial sale or an initial public offering of FAH or its direct or indirect parent, such purchase from the Class B Members shall be conditioned upon the completion of such partial sale or initial public offering.

Section 6.5. Conversion to Class C Units. Upon the occurrence of a Change of Control in accordance with Section 6.3 or an optional purchase by FAH LLC or its direct or indirect parent or Subsidiary in accordance with Section 6.4, to the extent that any Member owns both Class A Units (or fractional Class A Units) and Class B Units (or fractional Class B Units) in a ratio of 3 Class A Units (or a fraction thereof) to 1 Class B Unit (or a fraction thereof), such Class A Units and Class B Units shall automatically convert into Class C Units (or fractional Class C Units) as of the effective time of the Change of Control or optional purchase transaction; provided, however, for clarity, that any Class A Units held by such Member in excess of the 3:1 ratio shall remain Class A Units.

ARTICLE VII

REPORTS TO MEMBERS; TAX MATTERS

Section 7.1. Books of Account. Appropriate books of account shall be kept by the Company, in accordance with GAAP, at the principal place of business of the Company, and each Member shall have access to all books, records and accounts of the Company and the right to make copies thereof for any purpose reasonably related to the Member’s interest as a member of the Company, in each case, under such conditions and restrictions as the Company may reasonably prescribe.

Section 7.2. Accounting Controls. The Company shall devise and, at all times, maintain systems of internal accounting controls that are sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with its management’s general or specific authorization; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, consistently applied; (c) access to its material property and material assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded levels of accounting items is compared with the actual levels thereof at reasonable intervals and appropriate action is taken with respect to any variances.

Section 7.3. Preparation and Delivery of Quarterly and Annual Reports and Financial Statements; Reporting.

(a) (i) Beginning with the first fiscal quarter following the date hereof, after the close of each of the fiscal quarters of the Fiscal Year of the Company, the Company shall prepare consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows of the Company and its Subsidiaries as at the end of such quarter in accordance with GAAP, consistently applied, from its books without audit and subject to year-end adjustments, including an income statement for the quarter and year-to-date then ended and balance sheets as of the end of such quarter; (ii) beginning with the first month following the date hereof, after the end of each such month, the Company shall prepare internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows as at the end of such fiscal month; and (iii) after the close of each Fiscal Year of the Company, the Company shall prepare consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows of the Company and its subsidiaries as of the end of such Fiscal Year of the Company in accordance with GAAP, consistently applied, which statements shall be audited by a nationally recognized firm of independent public accountants (the “Auditors”).

(b) Copies of the financial statements referred to in Section 7.3(a)(i) above and related notes shall be delivered to each Member as soon as available, and in any event within 45 days after the end of each fiscal quarter of the Company and its subsidiaries. Copies of the financial statements referred to in Section 7.3(a)(ii) above and related notes shall be delivered to each Member as soon as available, and in any event within 30 days after the end of each fiscal month of the Company and its subsidiaries. Copies of the financial statements referred to in Section 7.3(a)(iii) above and related notes, together with the report thereon by the Auditors, shall be delivered to each Member as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Company and its subsidiaries.

(c) As soon as available and in any event not later than 45 days after the commencement of each Fiscal Year of the Company, the Company shall prepare a budget for the Company and its Subsidiaries, displayed on a fiscal month by fiscal month basis for the then current Fiscal Year of the Company for such Fiscal Year of the Company, such budget to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Company to be reasonable at the time made and from the best information then available to the Company.

(d) Within 60 days after the close of each Fiscal Year of the Company, each Member shall be furnished with (i) a statement prepared by the Company setting forth the balance of each Member’s Capital Account and the amount of that Member’s allocable share of the Company’s items of Net Profit or Net Loss and deduction, capital gain and loss or credit for such year for each of his Membership Interests; and (ii) its Schedule K-1 and all other Company information necessary to enable each Member to prepare its federal income tax return.

(e) Within 20 days after the close of each fiscal month, a monthly summary of the Company’s financial performance during the prior month, in such format as the Company and B2R LP shall reasonably agree.

(f) The Company shall provide such additional information regarding the Company and its Subsidiaries, including, financial performance, operations and books and records as each Class B Member may reasonably request, including reporting with respect to each transaction between the Company and any of its Subsidiaries, on the one hand, and FAH and its Affiliates and officers, on the other hand.

(g) If Blackstone determines in its sole discretion that it is necessary in order to permit Blackstone or its Affiliates to comply with any applicable Law or stock exchange requirement, the Company shall permit Blackstone to have reasonable access to its properties, premises, facilities, employees, representatives, and books and records, and the Company shall, and shall direct its officers, employees and representatives to, cooperate fully with Blackstone, as Blackstone may determine is necessary to permit Blackstone to comply with any such Law or requirement. In addition, if Blackstone so requests, the Company shall cause all financial reporting provided by the Company under or in connection with this Agreement to be in a form that allows Blackstone and its Affiliates to comply with Blackstone’s and its Affiliates’ reporting and certification requirements under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), or promulgated by the Public Company Accounting Oversight Board (the “PCAOB”) (including applicable auditing standards of the PCAOB) or other applicable Law or stock exchange requirement, and the Company shall implement a system to allow Blackstone and its Affiliates to do control testing pursuant to the certification requirements of Sarbanes-Oxley or any similar or related requirements that may from time to time become applicable. In connection therewith, Blackstone agrees to provide the Company with instructions as to accounting requirements, record keeping, or internal controls that Blackstone and its Affiliates may require under Sarbanes-Oxley, the PCAOB or other applicable Law.

Section 7.4. Certain Tax Matters. The Members acknowledge that Section 1101 of the Bipartisan Budget Act, will require amendment of this Agreement to incorporate the terms and procedures reflected therein. The Members agree to negotiate in good faith to amend the terms of this Agreement in a manner that, as closely as possible, preserves the rights and responsibilities of the Members, including with respect to the payment of tax liabilities, as such rights and responsibilities are reflected in this Agreement prior to the effective date of Section 1101 of the Bipartisan Budget Act. All references in this Section 7.4 to “prior” Sections are to the Code as in effect prior to the amendment in the Bipartisan Budget Act, and are applicable to taxable years beginning before January 1, 2018, and all references in this Section 7.4 to Sections “as amended” are to the Code as amended by the Bipartisan Budget Act, and are applicable to taxable years beginning after December 31, 2017.

(a) Tax Matters Partner/Partnership Representative.

(i) For the period commencing as of the date of this Agreement and ending on December 31, 2017, FAH LLC is hereby designated as the “tax matters partner,” as that term is defined in prior Code Section 6231(a)(7) (the “Tax Matters Member”), of the Company, with all of the rights, duties and powers provided for in prior Sections 6221 through 6234 of the Code, inclusive.

(ii) For the period commencing on January 1, 2018, FAH LLC shall be designated as the “partnership representative,” as that term is defined in Code Section 6223, as amended (“Partnership Representative”), of the Company, with all of the rights, duties and powers provided for in Sections 6221 through 6241, as amended of the Code, inclusive. For taxable years to which Section 1101 of the Bipartisan Budget Act applies, (1) all references to the Tax Matters Member within this Agreement shall, if applicable, be deemed to refer to the Partnership Representative, (2) the Partnership Representative will not make the election provided in Code Section 6221(b), as amended, to have subchapter C of chapter 63 of the Code not apply, (3) the Partnership Representative will (or will cause Company to) give notice to the other Members of any audit, administrative or judicial proceedings, meetings or conferences with the IRS or other similar matters that come to its attention, (4) the Partnership Representative will not make the election contemplated by Section 1101(g)(4) of the Bipartisan Budget Act, and (5) unless the Members shall have amended this Agreement prior to receipt of a notice of final partnership adjustment in such a manner that would cause the Members (and not the Company) to be responsible for the payment of any imputed underpayment with respect to such partnership adjustment under Code Section 6225(a), then the Partnership Representative will, within thirty (30) days after the date of the notice of final partnership adjustment, make the election contemplated by Code Section 6226, and shall follow the procedures required in connection with that election, to make inapplicable to the Company the requirement in Code Section 6225 that the Company pay any “imputed underpayment” as that term is used in such section. If regulations or other authoritative guidance is issued governing the matters set forth in this Section 7.4(a)(ii), the Members shall, at the request of any other Member, consult and negotiate in good faith to amend the terms of this Agreement to take into account such regulations or guidance. Notwithstanding anything herein to the contrary, the Company shall not make any election to cause the Bipartisan Budget Act provisions apply to it at any earlier date than is required by Law.

(b) The Tax Matters Member is hereby directed and authorized to take whatever steps the Company, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS and taking such other action as may from time to time be required under the Regulations. The Tax Matters Member shall: (i) cause to be prepared and timely filed all United States federal, state and local income tax returns of the Company for each year for which such returns are required to be filed; and (ii) determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax Laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Notwithstanding the other provisions of this Agreement, the Tax Matters Member shall make an election pursuant to Code Section 754 for the Company if (i) a Change of Control occurs (with such election being effective for the tax year including the date of such Change of Control) or (ii) requested by a Member. Any additional expense incurred as a consequence of making such election shall be borne by the transferring Member, or the Member’s transferee if they so agree, and not by the Company.

(c) Furnishing Information to Tax Matters Member. Each Member shall furnish to the Tax Matters Member such information (including information specified in prior Code Section 6230(e) and Code Section 7701 and the Regulations promulgated thereunder) as such Tax Matters Member may, at its reasonable discretion, request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with prior Code Section 6223 or any other provisions of the Code or the published regulations thereunder which require the Tax Matters Member to obtain information from the Members.

(d) Tax Claims and Proceedings. In respect of any income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any income tax return of the Company, or any administrative or judicial Proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (i) all expenses reasonably incurred by the Tax Matters Member in connection therewith shall be expenses of the Company, (ii) in any material Proceeding the Tax Matters Member shall promptly take such action as may be necessary to cause the other Members to become a “notice partner” within the meaning of prior Code Section 6231(a)(8), (iii) in any material Proceeding the Tax Matters Member shall furnish to the other Members a copy of all material notices or other written communications received by the Tax Matters Member from the Internal Revenue Service (except such notices or communications as are sent directly to the Members), and (iv) in any material Proceeding the Tax Matters Member shall notify the other Member of all material conversations it has with the relevant taxing authority and shall keep the other Members reasonably informed of all material matters which may come to its attention in its capacity as the Tax Matters Member.

(e) Survival. The provisions of this Section 7.4 shall survive the dissolution of the Company (as well as any termination, purchase or redemption of any Member’s Units for any reason whatsoever), and shall remain binding on the Members and all former Members for a period of time necessary to resolve with the appropriate taxing authorities any and all material matters regarding the taxation of the Company and its Members by reason of their holding interests in the Company.

(f) Tax Reports and Financial Statements; Information. After the end of each Fiscal Year of the Company, the Tax Matters Member shall, as promptly as possible and in any event within sixty (60) days after the close of the Fiscal Year of the Company (subject to delay in the event the information required under this Section 7.4 is not reasonably available), cause to be prepared and transmitted to each Member such information as may be necessary for the preparation of such Member’s federal income tax return and such other tax information as a Member may reasonably request.

ARTICLE VIII

COVENANTS

Section 8.1. Licenses and Permits; Information. If the Company or any subsidiary of the Company is required to relicense or obtain new Licenses and Permits in any jurisdictions for the purpose of operating the Business in such jurisdictions (the “Non-Licensed Jurisdictions”), and is not otherwise provided a waiver by an applicable governing body or regulatory authority to operate the Business in the Non-Licensed Jurisdiction, each Member agrees to use its good faith efforts to cooperate with the Company or subsidiary of the Company, as applicable, and the other Members in obtaining any Licenses and Permits which the Company or any of subsidiary of the Company deems necessary for the Company or such subsidiary, as applicable, to obtain in connection with the operation of the Business in the Non-Licensed Jurisdictions.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Schedules. The Company may from time to time execute and deliver to the Members schedules which set forth the then current Capital Account balances of each Member and any other matters deemed appropriate by the Company or required by applicable Law. Such schedules shall be for informational purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 9.2. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.

Section 9.3. Waiver of Jury Trial; Consent to Jurisdiction. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF. Each of the parties hereto (a) submits to the exclusive jurisdiction of the courts of the State of Delaware in any action or Proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or Proceeding may be heard and determined in any such court and (c) agrees not to bring any action or Proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or Proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or Proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.3, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 9.4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective permitted assigns, heirs and personal representatives, and any successor to a trustee of a trust which is or becomes a party hereto; provided that no Person claiming by, through or under a Member (whether such Member’s heir, personal representative or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof).

Section 9.5. Confidentiality. The Company and the Members acknowledge that they and their respective representatives shall receive information from or regarding the Company and its Subsidiaries in the nature of trade secrets or that otherwise is confidential information or proprietary information (as further defined below in this Section 9.5, “Confidential Information”), the release of which would be damaging to the Company or Persons with which the Company conducts business. Each Member shall hold in strict confidence, and shall require that such Member’s representatives hold in strict confidence, any Confidential Information that such Member or such Member’s representatives receives, and each Member shall not, and each Member shall require that such Member’s representatives agree not to, disclose such Confidential Information to any Person (including any Affiliates) other than another Member or officer of the Company, or otherwise use such information for any purpose other than to evaluate, analyze, and keep apprised of the Company’s assets and its interest therein and for the internal use thereof by a Member or its Affiliates, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to (A) Affiliates, directors, officers, employees, agents, attorneys, consultants, lenders, professional advisers or representatives of the Member or their respective Affiliates or (B) solely in connection with disclosures of a general nature regarding general financial and operational information, return on investment and similar information to, partners (including limited partners), members, partners, stockholders or investors (or potential investors) of the Member and its Affiliates (provided, that in each case such Member shall be responsible for assuring such partners’, members’, stockholders’, investors’, directors’, officers’, employees’, agents’, attorneys’, consultants’, lenders’, professional advisers’ and representatives’ compliance with the terms hereof, except to the extent any such Person who is not a partner, member, stockholder, director, officer or employee has agreed in writing addressed to the Company to be bound by customary undertakings with respect to confidential and proprietary information substantially similar to this Section 9.5), (iii) of information that a Member also has received from a source independent of the Company and that such Member reasonably believes such source obtained without breach of any obligation of confidentiality to the Company, (iv) that have been or become independently developed or become generally available to the public (other than as a result of a prohibited disclosure by such Member or its representatives) and (v) in connection with any proposed Transfer of all or part of a Membership Interest of a Member, or of working interests or other assets received in accordance with this Section 9.5, or the proposed sale of all or substantially all of a Member or its direct or indirect parent, to advisers or representatives of the Member, its direct or indirect parent or Persons to which such interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 9.5. The term “Confidential Information” shall include any information pertaining to the identity of the Members and the Company’s (or its Subsidiaries’, if any) business which is not available to the public, whether written, oral, electronic, visual form or in any other media, including, without limitation, such information that is proprietary, confidential or concerning the Company’s (or its Subsidiaries’, if any) ownership and operation of assets or related matters, including any actual or proposed operations or development project or strategies, other operations and business plans, actual or projected revenues and expenses, finances, contracts and books and records, and any information relating to the business, capitalization, organization, clients or other affairs of the Company or its Subsidiaries.

Section 9.6. Amendments; Waivers. Subject to Section 3.1(b) and the other provisions of this Agreement, the Company may amend or waive any provision of this Agreement and the Certificate without the consent or approval of the Members, including such amendments or waivers necessary to (a) admit Substitute Members and new Members, (b) amend any provision of this Agreement if such amendment is advisable to address the procedures for auditing partnerships enacted by the Bipartisan Budget Act and (c) take any action as the Company deems necessary or desirable related to clause (a); provided, that the Company may not (i) amend or waive any provision of this Agreement or the Certificate in any manner that would (x) discriminate between or among Members or (y) adversely affect the rights, privileges or obligations hereunder of a Member; (ii) amend, Section 3.1(b), Section 4.7(b); or (iii) amend this Section 9.6, in the case of each of clauses (i) or (iii), without the written consent of each Member whose rights, privileges and obligations hereunder would be adversely affected thereby.

Section 9.7. Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing (including electronic mail or similar writing) and shall be given to any Member at its address shown in the Company’s books and records or, if given to the Company, at the following address:

If to the Company:

Finance of America Commercial Holdings LLC

c/o Finance of America Holdings LLC

909 Lake Carolyn Parkway

Suite 1550

Irving, TX 75039

Attn: Karen Tankersley

Phone: [phone number]

Email: [email]

With a copy, which shall not be considered notice, to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Attn: Michael Goldman

Phone: [phone number]

Email: [email]

If to FAH LLC:

Finance of America Holdings LLC

909 Lake Carolyn Parkway

Suite 1550

Irving, TX 75039

Attn: Karen Tankersley

Phone: [phone number]

Email: [email]

With a copy, which shall not be considered notice, to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Attn: Michael Goldman

Phone: [phone number]

Email: [email]

If to B2R LP:

c/o Blackstone Tactical Opportunities Advisors, LLC

345 Park Avenue

New York, New York 10154

Attn: Todd Hirsch

Telephone: [phone number]

E-mail: [email]

With a copy, which shall not constitute notice, to:

Akin Gump Strauss Hauer & Feld LLP

1999 Avenue of the Stars, Suite 600

Los Angeles, CA 90067-6002

Attn: David Antheil

Phone: [phone number]

Email: [email]

Each such notice shall be effective (a) if given by electronic mail, upon dispatch, (b) if given by mail, when deposited in the mails (first class or airmail postage prepaid) addressed as aforesaid and (c) if given by any other means, when delivered to the address of such Member or the Company, as the case may be, specified as aforesaid.

Section 9.8. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or sent by email in portable document format (PDF)) in counterparts, each of which shall be considered an original instrument, but all of which shall be deemed to constitute one and the same agreement, which agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to all of the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.9. Power of Attorney. Each Member hereby irrevocably appoints the Managing Member as such Member’s true and lawful representative and attorney-in-fact, each acting alone, in such Member’s name, place and stead, to make, execute, sign and file all instruments, documents and certificates which, as contemplated by this Agreement, from time to time, may be required to set forth any amendment to this Agreement or, as contemplated by this Agreement, may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof, to execute, implement and continue the valid and subsisting existence of the Company. The Managing Member, as representative and attorney-in-fact, however, shall not have any rights, powers or authority to amend or modify this Agreement when acting in such capacity, except as expressly provided herein. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the disability or incapacity of such Member.

Section 9.10. Entire Agreement. This Agreement and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided, that such other agreements and documents shall not be deemed to be a waiver of or an amendment to this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 9.11. Exercise of Certain Rights. Except for rights expressly provided in this Agreement, no Member may maintain any action for partition of the property of the Company. The Members agree not to maintain any action for dissolution and liquidation of the Company pursuant to Section 18-802 of the Act or any similar applicable statutory or common law dissolution right without approval of Members representing a majority of the Class A Units and Class B Units.

Section 9.12. Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

Section 9.13. Publicity. For so long as Blackstone together with its affiliates (“Blackstone Group”) holds any shares of capital stock of the Company, the Company and its Subsidiaries shall use the corporate name, trade name or logo of Blackstone Group or any of its affiliates in a manner and format (including reference on or links to websites, press releases, etc.) that is in no way inconsistent with the way UFGH LLC and FAH LLC use such names.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:

FINANCE OF AMERICA COMMERCIAL HOLDINGS LLC

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: Authorized Person

CLASS A MEMBER:

FINANCE OF AMERICA HOLDINGS LLC

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: Authorized Person

CLASS B MEMBER:

BUY TO RENT HOLDINGS L.P.

By: Buy to Rent Holdings GP LLC, as general partner of Buy to Rent Holdings L.P.

By:	/s/ Christopher James
Name: Christopher James
Title: Authorized Signatory

[Signature Page to Amended and Restated Limited Liability Company Agreement]